Exhibit 10.1

FURNITURE BRANDS INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

1.	Purpose.

The Furniture Brands International, Inc. Executive Severance Plan (“Plan”) is a top hat welfare plan under the Employee Retirement Income Security Act of 1974 and is intended to provide severance benefits to certain key employees of Furniture Brands International, Inc. (“Company”) in the event of their termination of employment. The provisions herein are being offered and provided at the sole discretion of the Company. This Plan is effective May 3, 2007.

2.	Definitions.

As used herein, the terms identified below shall have the meanings indicated:

(a)	“Applicable Amount” means two times the lesser of:
(i)

the Eligible Executive’s annualized compensation (as defined within the meaning of Section 409A of the Code) based upon the Eligible Executive’s annual rate of pay for the year preceding the year in which the Eligible Executive’s employment with the Company terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Eligible Executive’s employment had not terminated); or

(ii)

the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Executive’s employment is terminated ($225,000 in 2007).

(b)	“Administrator” means the Human Resources Committee of the Board of Directors of the Company (unless and until the Board appoints another committee to administer this Plan).
(c)	“Board” means the Board of Directors of the Company.
(d)	“Cause” means the Company’s termination of an Eligible Executive’s employment with the Company as a result of:
(i)

the willful and continuous failure by an Eligible Executive to substantially perform the Eligible Executive’s duties with the Company (other than any such failure resulting from the Eligible Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Eligible Executive by the Company which specifically identifies the manner in which the Company believes that the Eligible Executive has not substantially performed his other duties,

(ii)

gross misconduct or gross negligence by an Eligible Executive provided (A) the Board has determined that the resulting harm to the Company from the Eligible Executive’s gross misconduct or gross negligence cannot be adequately remedied, or (B) the Eligible Executive fails to correct any resulting harm to the Company within thirty (30) days after a written demand for correction is delivered to the Eligible Executive by the Company which specifically identifies both the manner in which the Company believes that the Eligible Executive has engaged in gross misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company, or

(iii)	an Eligible Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony.
(e)	“COBRA” means the Consolidated Budget Reconciliation Act of 1985.
(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
(g)	“Constructive Termination” means the Eligible Executive’s voluntary termination of employment with the Company as a result of:
(i)

a material diminution in the Eligible Executive’s authority, duties, or responsibilities, or a material change to the direct supervisor to whom the Executive is required to report, except as part of, and consistent with, an organizational change;

(ii)	a change, caused by the Company, in geographic location of greater than 50 miles of the location at which the Eligible Executive primarily performs services for the Company; or
(iii)	a material reduction in the Eligible Executive’s base pay, incentive compensation, or benefits except as part of, and consistent with, an organizational change.
(h)

“Disability” means any medically determinable physical or mental impairment resulting in the Eligible Executive’s inability to perform the duties of his or her position or any substantially similar position, where such impairment is expected to result in death or is expected to last for a continuous period of not less than six (6) months.

(i)	“Eligible Executive” means a key employee of the Company who:
(i)	is expressly designated as an ‘Eligible Executive’ by the Company for the purposes of this Plan pursuant to resolutions duly adopted by the Board, and

(ii)	receives written notice of his or her status as an Eligible Executive.
(j)

“Severance Payment” means the aggregate gross amount of severance payments determined in accordance with Section 4 of this Plan to be paid to an Eligible Executive who is entitled to receive such severance benefits under this Plan. Under no circumstances shall and Eligible Executive be entitled to any benefits under this Plan if the Eligible Executive has already been provided with, or will be provided, benefits under a Change of Control Agreement between the Company and the Eligible Executive.

(k)

“Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Board issued before December 31, 2007.

(l)	“Termination Date” means the date on which an Eligible Executive has a termination of employment from the Company.
3.	Eligibility.
(a)	Eligible Executives. Only Eligible Executives shall be eligible to receive benefits under this Plan.
(b)	Qualifying Termination. The Company will pay severance benefits under Section 4 of this Plan on account of either:
(i)	involuntary termination of an Eligible Executive’s employment by the Company, or
(ii)	voluntary separation of an Eligible Executive as a result of a Constructive Termination.
(c)

Non-Qualifying Termination. Notwithstanding Section 3(b) of this Plan, nothing in this Plan shall be construed to require the Company to pay severance benefits to an Eligible Executive if the Eligible Executive terminates Employment with the Company as the result of:

(i)	voluntary separation (a separation, including retirement, initiated by the Eligible Executive), other than a voluntary separation pursuant to Section 3(b)(ii);
(ii)	retirement, whether early retirement, retirement at normal retirement age or retirement following normal retirement age;
(iii)	the Company having terminated such Eligible Executive’s employment for Cause;

(iv)	death; or
(v)	Disability.
4.	Amount and Payment of Benefits.
(a)

Severance Payment. Unless otherwise provided herein, an Eligible Executive who is entitled to receive severance benefits under this Plan shall receive a Severance Payment in an amount equal to the sum of:

(i)	one times the Eligible Executive’s annual base salary as of the Eligible Executive’s Termination Date;
(ii)

the average annual bonus or incentive paid to the Eligible Executive under the Short-Term Incentive Plan over the three year period (or such shorter period of time as the Eligible Executive was eligible for that payment under the Short-Term Incentive Plan) immediately preceding the year of the Eligible Executive’s Termination Date;

(iii)

an amount equal to the premiums that the Eligible Executive would pay in order to secure COBRA continuation coverage under the Company’s medical plan for one year following termination of employment; and

(iv)

the additional federal, state, and local income and other taxes (other than taxes under Section 409A of the Code) that will result from the payment of the amount listed in subsection (a)(iii) of this Section 4.

(b)

Method of Payment. Any Severance Payment made under this Plan shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, thirty (30) days following the Eligible Executive’s Termination Date or as soon as administratively practicable thereafter.

Notwithstanding the foregoing, if the Eligible Executive is a Specified Employee when his or her employment with the Company is terminated, the Severance Payment shall be paid on the first day of the seventh month following the Eligible Executive’s termination of employment or, if earlier, the date the Eligible Executive dies following such termination of employment. Notwithstanding the foregoing, if the Company determines that the Eligible Executive’s termination constitutes an involuntary separation from service under Section 409A of the Code, the portion of the sum of the Severance Payment described in subsection (a) of this Section 4 shall, when combined with any other lump-sum payments previously paid to Eligible Executive as a result of such involuntary separation, be paid 30 days following the Eligible Executive’s Termination Date, or as soon as administratively practicable thereafter, to the extent it does not exceed the Applicable Amount.

(c)

Equity Award Vesting. An Eligible Executive shall vest in any and all non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units (collectively “Equity Awards”) previously granted to the Eligible Executive by the Company which are outstanding on the Eligible Executive’s Termination Date in accordance with the terms of the plan(s) under which such Equity Awards were granted.

(d)

Long Term Cash Plans. An Eligible Executive shall be entitled to receive a Payment equal to the pro-rata portion (determined as of the Termination Date) of the payment otherwise payable under the terms of the Company’s Long-Term Incentive Plan to that Eligible Executive. Such Payment will be paid at the same time that the payment would have been paid under the Company’s Long-Term Incentive Plan had the Eligible Executive continued employment through end of the performance period during which the Termination Date occurred.

(e)	Benefits Continuation. The Company (at its expense) shall, for a period of twelve months following the Eligible Executive’s Termination Date:
(i)

Reimburse the Eligible Executive for the reasonable costs of outplacement services, reasonable job hunting expenses, travel costs, and financial counseling costs associated with employment transition not to exceed $40,000. All reimbursements shall be made as soon as practicable after submission of appropriate expense reports but in no event later than the end of the Eligible Executive’s third taxable year following the year in which the Eligible Executive terminates employment with the Company; and

(ii)

Allow the Eligible Executive to participate in the welfare plans the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee, except that Eligible Executive may not continue to participate in the Company’s Short-Term Disability and Long-Term Disability Plans.

5.	Non-Disclosure of Confidential Information.

The Eligible Executive expressly recognizes and acknowledges that during the Eligible Executive’s employment with the Company, the Eligible Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). The Eligible Executive agrees, by acceptance of the benefits under this Plan, to protect and maintain as confidential all Confidential Information concerning the business activities of the Company which were acquired in connection with or as a result of the performance of service for the Company for a period of twelve months from the Termination Date.

6.	Non-Compete.

For a period of 12 months following termination of the Eligible Executive’s employment hereunder, the Eligible Executive shall not engage, or attempt to engage, on his or her own behalf or on behalf of a third party in any “Competitive Activity”. The term “Competitive Activity” shall mean participation by the Eligible Executive, without written consent of the Company, in the part time or full time management or consulting of or for any business operation of any enterprise if such operation engages in the design, manufacture, marketing or retail of furniture.

7.	Administration/Amendment/Termination.
(a)

Administrator. The Administrator has the sole discretionary authority to construe and interpret the Plan and to make any and all determinations related to administration of the Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.

(b)

Amendment/Termination. The Company reserves the right to amend or terminate this Plan, in whole or in part, at any time. No such amendment may impair the rights of an Eligible Employee who has terminated employment pursuant to Section 3(b) unless such amendment is agreed to in a writing signed by the Eligible Executive and the Company.

8.	Claims for Benefits.

In the event an Eligible Executive disputes or otherwise disagrees with the Company’s determination of the severance benefits payable to him or her and desires to make a claim (a “claimant”) with respect to any of the benefits provided hereunder, the claimant shall so notify, in writing, the Administrator by actual receipt or registered mail (addressed to the “Human Resources Committee, Furniture Brands International, Inc., 101 South Hanley Road, 19th Floor, St. Louis, MO 63105”) and shall submit evidence of events constituting a termination of employment with the Company. Any claim with respect to any of the benefits provided under this Plan shall be made in writing within 180 days of the later of his/her becoming aware of the event which the claimant asserts entitles him or her to severance benefits or the Company notifying him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event. Failure by the claimant to submit his/her claim within such 180-day period shall bar the claimant from disputing the Company’s notification to him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event.

Upon receipt of a claim, the Administrator shall advise the claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall, in fact, deliver such reply within such period. However, the Administrator may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Administrator shall advise the claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Administrator expects to render the benefit determination. The Administrator will inform the claimant in writing of his or her determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall set forth the specific reasons for the denial, make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or such information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.

The claimant or his/her duly authorized representative may appeal the denial of the claim to the Administrator at any time within 60 days after the receipt by the claimant of written notice from the Administrator of the denial of the claim. In connection therewith, the claimant or his/her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of a request for review of a denied claim, the Administrator shall make a decision with respect thereto and, not later than 60 days after receipt of a request for review, shall furnish the claimant with a decision on the review in writing, including the specific reasons for the decision written in a manner reasonably calculated to be understandable by the claimant or the claimant’s attorney or accountant, as well as specific reference to the pertinent provisions of this Plan upon which the decision is based. If special circumstances require that the 60-day time period be extended, the Administrator will so notify the claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Administrator expects to render its decision on review, which will be as soon as possible but not later than 120 days after receipt of the request for review. In reaching its decision, the Administrator shall have the discretionary authority in good faith to determine on behalf of the Company all questions arising under this Plan.

9.	Miscellaneous Provisions.
(a)

Release. In consideration of the covenants under this Plan and as a condition precedent to receiving any payments under this Plan, an Eligible Executive shall execute a release of all claims in such form as requested by the Company.

(b)

Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

(c)

Benefits Not Transferable. Except as may be required by law, no benefit which shall be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, in the event of the death of a terminated Eligible Executive prior to the end of the period over which such Eligible Executive is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person who acquired the rights to such benefits by bequest or inheritance. Except as may be provided by law, no benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.

(d)	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
(e)

No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company which provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason which is not unlawful, with or without Cause.

(f)

Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Plan shall be brought in a court of competent jurisdiction in Saint Louis County, Missouri and each party consents to the venue and jurisdiction of such courts.

(g)

Entire Plan. This Plan constitutes the Company’s entire Executive Severance Plan for the Eligible Executive and, except as provided in Section 9(h), supersedes any and all previous representations, understandings and plans with respect to general severance for the Eligible Executives, and any such representations, understandings and plans with respect to officer severance are hereby canceled and terminated in all respects.

(h)

Severability and Interpretation. In the event of a conflict between the terms of this Plan and any of the definitions or provisions in the Company’s Change in Control Agreement, the terms of the Change in Control Agreement shall prevail. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

(i)

No Mitigation Required. The Eligible Executive shall not be required to mitigate the amount provided for in Section 4 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 4 hereof be reduced by any compensation earned by the Eligible Executive as the result of employment by another employer after the date of termination, or otherwise.

(j)	Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
(k)	Captions and Titles. Captions and titles have been used in the Plan only for convenience, and in no way define, limit or describe the meaning of the Plan or any part thereof.
(l)

Section 409A Savings Clause. This Plan is intended to comply with the provisions of 409A of the Code. If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Company shall, in consultation with the Eligible Executive, modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Eligible Executive.

FURNITURE BRANDS INTERNATIONAL, INC.

By:_____________________________

Title:___________________________

Date: ___________________, 2007